Exhibit 10.12

KYNDRYL

TERMS AND CONDITIONS OF YOUR
EQUITY AWARD:
EFFECTIVE NOVEMBER 3, 2021

Equity Awards: November 3, 2021	Page 1 of 14

Terms and Conditions of Your Equity Award

Table of Contents

Introduction	3
How to Use This Document	3
Definition of Terms	4
Provisions that apply to all Award types and all countries	5
Provisions that apply to all Award types but not all countries	7
Provisions that apply to specific Award types for all countries	8
a. Restricted Stock Units (“RSUs”) including Cash-Settled RSUs and Retention RSUs (“RRSUs”)	8
i. All RSUs	8

ii.	RSUs Other Than Cash-Settled RSUs and Cash-Settled RRSUs	8

iii.	Cash-Settled RSUs including Cash-Settled RRSUs	9
b. Restricted Stock		9
c. Stock Options (“Options”)		11
d. Performance Share Units (“PSUs”)		13
Provisions that apply to specific countries		14

a.	Denmark	14
b.	Israel	14
c.	United States	14

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Terms and Conditions of Your Equity Award

Introduction

This document provides you with the terms and conditions of your Award that are in addition to the terms and conditions contained in your Equity Award Agreement for your specific Award. Also, your Award is subject to the terms and conditions in the governing plan document; the applicable document is indicated in your Equity Award Agreement and can be found at http://w3.kyndryl.net/hr/web/compensation/executive/eq_prospectus/.

As an Award recipient, you can see a personalized summary of all your outstanding equity grants in the Portfolio section of the Kyndryl Morgan Stanley stockplanconnect web site www.stockplanconnect.com. This site also contains other information about long-term incentive awards, including copies of the prospectus (the governing plan document). If you have additional questions and you are based in the U.S., you can call the Benefits Center – Provided by Fidelity at 866-937-0720, weekdays from 8:00 a.m. to 8:00 p.m. Eastern time (TTY available at 711). Outside of the U.S. dial your country’s toll-free AT&T Direct® access number, and then enter 866-937-0720. In the U.S., call 800-225-5288 to obtain AT&T Direct access numbers. Access numbers are also available online at www.att.com/traveler or from your local operator.

How to Use This Document

Terms and conditions that apply to all awards in all countries can be found on page 6. Review these in addition to any award- or country-specific terms and conditions that may be listed. Once you have reviewed these general terms, check in your Equity Award Agreement for any award-specific and/or country-specific terms that apply to your Award.

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Terms and Conditions of Your Equity Award:

Definition of Terms

The following are defined terms from the Long-Term Performance Plan, your Equity Award Agreement, or this Terms and Conditions document. These are provided for your information. In addition to this document, see the Plan prospectus and your Equity Award Agreement for more details.

“Awards” -- The grant of any form of stock option, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.

“Board” -- The Board of Directors of Kyndryl Holdings, Inc.

“Common Stock” -- Authorized and issued or unissued Common Stock of Kyndryl, at such par value as may be established from time to time.

“Committee” -- The committee designated by the Board to administer the Plan.

“Company” -- Kyndryl and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Kyndryl has an equity interest.

“Engage in or Associate with” includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. This also includes engagement or association as a shareholder or investor during the course of your employment with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a competitor of the Company following the termination of your employment with the Company.

“Equity Award Agreement” -- The document provided to the Participant which provides the grant details.

“Fair Market Value” -- The average of the high and low prices of Common Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Common Stock were made on said exchange on that date, the average of the high and low prices of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange.

“Participant” -- An individual to whom an Award has been made under the Plan. Awards may be made to any employee of, or any other individual providing services to, the Company. However, incentive stock options may be granted only to individuals who are employed by Kyndryl or by a subsidiary corporation (within the meaning of section 424(f) of the Code) of Kyndryl, including a subsidiary that becomes such after the adoption of the Plan.

“Plan” -- Any Kyndryl Long-Term Performance Plan.

“Termination of Employment” -- For the purposes of determining when you cease to be an employee for the cancellation of any Award, a Participant will be deemed to be terminated if the Participant is no longer employed by Kyndryl or a subsidiary corporation that employed the Participant when the Award was granted unless approved by a method designated by those administering the Plan.

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Terms and Conditions of Your Equity Award:

Provisions that apply to all Award types and all countries

The following terms apply to all countries and for all Award types (Restricted Stock Units, Cash-Settled Restricted Stock Units, Restricted Stock, Stock Options and Performance Share Units).

Cancellation and Rescission

All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of the Plan and your Equity Award Agreement (including the provisions relating to termination of employment, death and disability) shall be made in Kyndryl’s sole discretion. Determinations made under your Equity Award Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

You agree that the cancellation and rescission provisions of the Plan and your Equity Award Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of your Award is the penalty for violation. Engaging in Detrimental Activity (as defined in the Plan) during employment or after your employment relationship has ended may result in cancellation or rescission of your Award.

The cancellation and rescission provisions of the Plan may be triggered by your acceptance of an offer to Engage in or Associate with any business which is or becomes competitive with the Company, or your engagement in competitive activities after your employment relationship with Kyndryl has ended if: (i) on or prior to the grant date stated in your latest Equity Award Agreement you have entered into a Noncompetition Agreement with IBM Corporation, an IBM affiliate or with Kyndryl, as applicable; or (ii) the Award is a Retention Restricted Stock Unit award. Notwithstanding the above, the cancellation and rescission provisions of the Plan will apply to all Awards if during your employment with Kyndryl you engage in any Detrimental Activity, including competitive activities, described in Section 13(a) of the Plan.

For the avoidance of doubt: (a) all other cancellation and rescission provisions of the Plan will apply to all Awards if after your employment relationship has ended with Kyndryl but during the Rescission Period you engage in any Detrimental Activity described in Section 13(a) (excluding Section 13(a)(i)) of the Plan; and (b) the cancellation and rescission provisions of the Plan will apply to all Awards if during your employment with Kyndryl you engage in any Detrimental Activity, including competitive activities, described in Section 13(a)of the Plan.

Jurisdiction, Governing Law, Expenses, Taxes and Administration

Your Equity Award Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. You agree that any action or proceeding with respect to your Equity Award Agreement shall be brought exclusively in the state and federal courts sitting in New York County or Westchester County, New York. You agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

If any court of competent jurisdiction finds any provision of your Equity Award Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of your Equity Award Agreement shall continue in full force and effect.

If you or the Company brings an action to enforce your Equity Award Agreement and the Company prevails, you will pay all costs and expenses incurred by the Company in connection with that action and in connection with collection, including reasonable attorneys’ fees.

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If the Company, in its sole discretion, determines that it has incurred or will incur any obligation to withhold taxes as a result of your Award, without limiting the Company’s rights under Section 9 of the Plan, the Company may withhold the number of shares that it determines is required to satisfy such liability and/or the Company may withhold amounts from other compensation to the extent required to satisfy such liability under federal, state, provincial, local, foreign or other tax laws. To the extent that such amounts are not withheld, the Company may require you to pay to the Company any amount demanded by the Company for the purpose of satisfying such liability.

If the Company changes the vendor engaged to administer the Plan, you consent to moving all of the shares you have received under the Plan that is in an account with such vendor (including unvested and previously vested shares), to the new vendor that the Company engages to administer the Plan. Such consent will remain in effect unless and until revoked in writing by you.

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Terms and Conditions of Your Equity Award:

Provisions that apply to all Award types but not all countries

The following provision applies to all Award types (Restricted Stock Units, Cash-Settled Restricted Stock Units, Restricted Stock, Stock Options and Performance Share Units) granted to all individuals in all countries except those with a home country of Latin America, specifically: Argentina, Bolivia, Brazil, Chile, Columbia, Costa Rica, Ecuador, Mexico, Paraguay, Peru, Uruguay, and Venezuela.

Non-Solicitation

In consideration of your Award, you agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly hire, solicit or make an offer to any employee of the Company to be employed or perform services outside of the Company. Also, you agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company with which you were involved as part of your job responsibilities during the last year of your employment with the Company. By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

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Terms and Conditions of Your Equity Award:

Provisions that apply to specific Award types for all countries

a. Restricted Stock Units (“RSUs”) including Cash-Settled RSUs and Retention RSUs (“RRSUs”)

All references in this document to RSUs include RRSUs, unless explicitly stated otherwise

i. All RSUs

Termination of Employment including Death, Disability and Leave of Absence

Termination of Employment

In the event you cease to be an employee (other than on account of death or are disabled as described in Section 12 of the Plan) prior to the Vesting Date(s) set in your Equity Award Agreement, all then unvested RSUs, including RRSUs, under your Award shall be canceled.

Death or Disability

Upon your death all RSUs covered by this Agreement shall vest immediately and your Vesting Date shall be your date of death. If you are disabled as described in Section 12 of the Plan, your RSUs shall continue to vest according to the terms of your Award.

Leave of Absence

In the event of a management approved leave of absence, any unvested RSUs shall continue to vest as if you were an active employee of the Company, subject to the terms in this document and your Equity Award Agreement. If you return to active status, your unvested RSUs will continue to vest in accordance with the terms in this document and your Equity Award Agreement.

Dividend Equivalents

Dividend equivalents shall accrue on RSUs and RRSUs until the underlying award vests, upon which time they shall be paid out in cash.

Terms and Conditions of Your Equity Award:

Provisions that apply to specific Award types for all countries

ii.            RSUs Other Than Cash-Settled RSUs and Cash-Settled RRSUs

Settlement of Award

Subject to Sections 12 and 13 of the Plan and the section “Termination of Employment including Death, Disability and Leave of Absence” above, upon the Vesting Date(s), or as soon thereafter as may be practicable but in no event later than March 15 of the following calendar year, Kyndryl shall make a payment to Participant in shares of Common Stock equal to the number of vested RSUs, subject to any applicable tax withholding requirements as described in Section 9 of the Plan, and the respective RSUs shall thereupon be canceled. RSUs are not shares of Common Stock and do not convey any stockholder rights.

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iii.          Cash-Settled RSUs including Cash-Settled RRSUs

Settlement of Award

Subject to Sections 12 and 13 of the Plan and the section entitled “Termination of Employment including Death, Disability and Leave of Absence” above, upon the Vesting Date(s), or as soon thereafter as may be practicable but in no event later than March 15 of the following calendar year, the Company shall make a payment to Participant in cash equal to the Fair Market Value of the vested RSUs, subject to any applicable tax withholding requirements as described in Section 9 of the Plan, and the respective RSUs shall thereupon be canceled. Fair Market Value will be calculated in your home country currency at the exchange rate on the applicable Vesting Date using a commercially reasonable measure of exchange rate. RSUs are not shares of Common Stock and do not convey any stockholder rights.

b. Restricted Stock

Settlement of Award

Subject to Sections 12 and 13 of the Plan and the paragraph entitled “Termination of Employment including Death, Disability or Leave of Absence” below, upon the Vesting Date(s), the shares of Restricted Stock awarded under your Equity Award Agreement will vest, subject to any applicable tax withholding requirements as described in Section 9 of the Plan.

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Terms and Conditions of Your Equity Award:

Provisions that apply to specific Award types for all countries

Termination of Employment including Death, Disability and Leave of Absence

Termination of Employment

In the event you cease to be an employee (other than on account of death or are disabled as described in Section 12 of the Plan) prior to the Vesting Date(s) in your Equity Award Agreement, all then unvested shares of Restricted Stock under your Award shall be canceled (unless your Equity Award Agreement provides otherwise).

Death or Disability

Upon your death all unvested shares of Restricted Stock covered by your Equity Award Agreement shall vest immediately and your Vesting Date shall be your date of death. If you are disabled as described in Section 12 of the Plan, your unvested shares of Restricted Stock shall continue to vest according to the terms of your Equity Award Agreement.

Leave of Absence

In the event of a management approved leave of absence, any unvested shares of Restricted Stock shall continue to vest as if you were an active employee of the Company, subject to the terms in this document and your Equity Award Agreement. If you return to active status, your unvested shares of Restricted Stock will continue to vest in accordance with the terms in this document and your Equity Award Agreement.

Dividends and Other Rights

During the period that the Restricted Stock is held by Kyndryl hereunder, such stock will remain on the books of Kyndryl in your name, may be voted by you, and any applicable dividends shall accrue until the underlying award vests, upon which time they shall be paid out in cash. Shares issued in stock splits or similar events which relate to Restricted Stock then held by Kyndryl in your name shall be issued in your name but shall be held by Kyndryl under the terms hereof and shall be subject to the same vesting criteria as the underlying award.

Transferability

Shares of Restricted Stock awarded under your Equity Award Agreement cannot be sold, assigned, transferred, pledged or otherwise encumbered prior to the vesting of your Award as set forth in your Equity Award Agreement and any such sale, assignment, transfer, pledge or encumbrance, or any attempt thereof, shall be void.

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Terms and Conditions of Your Equity Award:

Provisions that apply to specific Award types for all countries

c. Stock Options (“Options”)

Termination of Employment including Death, Disability and Leave of Absence

Termination of Employment

In the event you cease to be an employee (other than on account of death or are disabled as described in Section 12 of the Plan):

•	Any Options that are not exercisable as of the date your employment terminates shall be canceled immediately (unless your Equity Award Agreement provides otherwise), and

•	Any Options that are exercisable as of the date your employment terminates (other than for cause) will remain exercisable for 90 days (not three months) after the date of termination, after which any unexercised Options are canceled.

•	However, if your employment with the Company terminates (other than for cause) after you have attained age 55 and completed at least 10 years of service with the Company at the time of termination, any unvested Options shall vest and become exercisable and all Options that are exercisable as of the date your employment terminates shall remain exercisable until the earlier of the expiration of the full term as in your Equity Award Agreement and the fifth anniversary of the date your employment terminates (unless your Equity Award Agreement provides otherwise).

Death or Disability

In the event of your death, all Options shall become fully exercisable and remain exercisable until the earlier of the expiration of their full term and the third anniversary of the date your employment terminates.

In the event you are disabled (as described in Section 12 of the Plan), all Options shall become fully exercisable and remain exercisable until the earlier of the expiration of their full term and the third anniversary of the date your employment terminates.

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Terms and Conditions of Your Equity Award:

Provisions that apply to specific Award types for all countries

Leave of Absence

In the event of a management approved leave of absence, any unvested Options shall continue to vest and be exercisable as if you were an active employee of the Company, subject to the terms in this document and your Equity Award Agreement. If you return to active status, your Options will continue to vest and be exercisable in accordance with their terms. If you do not return to active status,

•	Your unvested Options will be canceled immediately; and

•	Your vested Options will be canceled on the later of the 91st day following your last day of active employment or the date of the termination of your leave of absence.

•	However, if your employment terminates (other than for cause) after you have attained age 55 and completed at least 10 years of service with the Company at the time of termination, any Options that are exercisable as of the date your employment terminates shall remain exercisable for the full term as in your Equity Award Agreement.

Termination of Employment for Cause

If your employment terminates for cause, all exercisable and not exercisable Options are canceled immediately.

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Terms and Conditions of Your Equity Award:

Provisions that apply to specific Award types for all countries

d. Performance Share Units (“PSUs”)

Termination of Employment, including Death and Disability, and Leave of Absence

Termination of Employment and Leave of Absence

If you cease to be an active employee for any reason (other than on account of death or are disabled as described in Section 12 of the Plan) before the Date of Payout (in the case of a recipient in the United States, at year end of the applicable PSU Performance Period), all PSUs are canceled immediately.

However, if at the time that you cease to be an active employee (provided you are not terminated for cause), you have attained age 55, completed at least 10 years of service with the Company, and completed at least one year of active service during the PSU Performance Period (as set forth in your Equity Award Agreement), the PSUs granted hereunder shall be paid out on the Date of Payout (as set forth in your Equity Award Agreement) in an amount that will be prorated for the time that you work as an active executive during the PSU Performance Period, and adjusted for the performance score determined for the entire applicable performance period(s).

Death or Disability

Prior to the Date of Payout, (i) in the event of your death or (ii) if you are disabled (as described in Section 12 of the Plan), all PSUs shall continue to vest according to the terms of your Equity Award Agreement and the PSUs will be paid on the Date of Payout, based on Kyndryl performance, if applicable, over the entire applicable Performance Period(s).

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Terms and Conditions of Your Equity Award:

Provisions that apply to specific countries

a.           Denmark

i. All Awards

The following non-solicitation clause will replace the above-non-solicitation provision for individuals with the home country of Denmark:

“In consideration of your Award, you agree that during your employment with the Company, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company. By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.”

b.           Israel

i. All Awards

Data Privacy

In addition to the data privacy provisions in your Equity Award Agreement, you agree that data, including your personal data, necessary to administer this Award may be exchanged among Kyndryl and its subsidiaries and affiliates as necessary (including transferring such data out of the country of origin both in and out of the EEA), and with any vendor engaged by Kyndryl to administer this Award.

c.           United States

i. All Awards

Nothing in the Plan prospectus, your Equity Award Agreement or this Document affects your rights, immunities, or obligations under any federal, state, or local law, including under the Defend Trade Secrets Act of 2016, as described in Company policies, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law.

If you are, and have been for at least 30 days immediately preceding, a resident of, or an employee in Massachusetts at the time of the termination of your employment with Kyndryl, cancellation and rescission provisions of the Plan will not apply if you engage in competitive activities after your employment relationship has ended with Kyndryl. For the avoidance of doubt, cancellation and rescission provisions of the Plan will apply if you engage in (1) any Detrimental Activity prior to your employment relationship ending with Kyndryl or (2) any Detrimental Activity described in Section 13(a) of the Plan other than engaging in competitive activities after your employment relationship has ended with Kyndryl.

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